UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 7, 2006

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)
4 Townsend West, Suite 17, Nashua, New Hampshire	03063
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 8, 2006, iCAD, Inc (the “Company”) entered into an employment agreement with Darlene M. Deptula-Hicks that provides for Ms. Deptula-Hicks’ employment as the Company’s Executive Vice President Finance and Chief Financial Officer for a term commencing on September 11, 2006 and expiring on December 31, 2008, subject to automatic one-year renewals after the expiration of the initial term under certain conditions, at an annual base salary of $205,000. The employment agreement also provided for Ms. Deptula-Hicks to receive a signing bonus of $20,000 and for her eligibility to receive during each employment year during the term of the employment agreement an annual incentive bonus (“Incentive Bonus”) in each calendar year of up to $82,000 (except for the 2006 fiscal year where the bonus will not be less than $27,000) if the Company achieves goals and objectives mutually agreed upon by the Board and Ms. Deptula-Hicks.

Ms. Deptula-Hicks is also entitled to customary benefits, including participation in employee benefit plans, and reasonable travel and entertainment expenses as well as a monthly automobile allowance. The employment agreement provides that if her employment is terminated without cause, Ms. Deptula-Hicks will receive an amount equal her base salary then in effect for the greater of the remainder of her original term of employment or one (1) year plus the pro rata portion of any Incentive Bonus earned in any employment year through the date of her termination. In the event that within six months of a “change in control”, either (i) Ms. Deptula-Hicks is terminated by the Company without “cause” or (ii) she terminates her employment for “good reason,” as all such terms are defined in the employment agreement, she will be entitled to receive her base salary then in effect for the greater of the remainder of her original term of employment or one (1) year from the date of termination plus any Incentive Bonus which otherwise would have been payable to her for any employment year in which the date of her termination occurred.

Pursuant to the employment agreement and as an inducement to her joining the Company, Ms. Deptula-Hicks was also granted Non-Qualified Stock Options outside of a shareholder approved plan to purchase 275,000 shares of the Company's common stock, par value $0.01 per share on September 8, 2006, with an exercise price equal to $1.80, the closing sale price of the common stock on that date. The options become exercisable as to (i) 55,000 shares on September 11, 2006, (ii) an additional 55,000 shares on March 31, 2007; (iii) an additional 55,000 shares on September 11, 2007; (iv) an additional 55,000 shares on September 11, 2008 and (v) an additional 55,000 shares on September 11, 2009. Vesting of the options accelerates as to the 55,000 shares to which the options become exercisable at the latest date (to the extent any such shares remain unvested at the time), upon the closing sale price of the Company’s common stock for a period of twenty (20) consecutive trading days exceeding (i) 200% of the exercise price of the per share of the options; (ii) 300% of the exercise price per share of the options or (iv) 400% of the exercise price per share of the options. The options expire on September 11, 2011, subject to earlier expiration under certain conditions. The unvested portion of these options will automatically vest if Ms. Deptula-Hicks’ employment is terminated by the Company or by Ms. Deptula-Hicks for “good reason” without “cause” within six (6) months of a “change in control” as such terms are defined in her employment agreement.

On September 12, 2006 the Company and Ms. Deptula-Hicks also entered into an indemnification agreement which provides for the Company to indemnify her to the fullest extent authorized or permitted by the Delaware General Corporation law. The indemnification agreement is the same as the Company has previously entered into with its other officers and its directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 7, 2006, Annette Heroux resigned as Vice President Finance and Chief Financial Officer of the Company effective at the close of business on September 8, 2006. In such capacities Ms. Heroux had served as the Company’s principal financial and accounting officer. Ms. Heroux has been appointed as the Company’s Vice President of Administration, a non executive-officer position. On September 8, 2006 the Board of Directors of the Company appointed Ms. Deptula-Hicks as the Company’s Executive Vice President Finance and Chief Financial Officer effective September 11, 2006.

From January 2002, to February 2006, Ms. Deptula-Hicks, age 48, served as Executive Vice President and Chief Financial Officer and Treasurer of ONI Medical Systems, Inc., a venture capital-backed designer and manufacturer of high-field diagnostic imaging systems. From 1998 to 2001, Ms. Deptula-Hicks was Executive Vice President and Chief Financial Officer and Treasurer of Implant Sciences Corporation, an early stage medical device company that had its initial public offering in June of 1999. Ms. Deptula-Hicks has also held various senior financial and accounting positions at Abiomed, Incorporated; GCA Corporation; Edwards High Vacuum International and Puritan Bennett Corporation.

Ms. Deptula-Hicks also currently serves on the Board of Directors and as Chair of the Audit Committees of Technest Holding, Inc., a public defense and homeland security company and IMCOR Pharmaceutical Company, a public biotech company. She received her B.S. degree in Accounting from New Hampshire College and her MBA degree from Rivier College.

The description of Ms. Deptula-Hicks’ employment agreement in Item 1.01 of this Form 8-K is incorporated into this Item 5.02. by reference.

9.01        Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1 Employment Agreement dated September 8, 2006 between the Company and Darlene M. Deptula- Hicks.

Exhibit 10.2 Option Agreement dated September 8, 2006 between the Company and Darlene M. Deptula-Hicks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC. (Registrant)

By:	/s/ Kenneth Ferry
Name: Kenneth Ferry
Date: September 12, 2006	Title: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.  Description of Document

Exhibit 10.1 Employment Agreement dated September 8, 2006 between the Company and Darlene M. Deptula- Hicks.

Exhibit 10.2 Option Agreement dated September 8, 2006 between the Company and Darlene M. Deptula-Hicks.